UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on May 4, 2021

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders on Tuesday, May 4, 2021, at 9:00 a.m. Central Time. Due to ongoing public health concerns as a result of COVID-19 (coronavirus), and to support the health and well-being of the Company’s stockholders and other attendees, as well as their families and communities, the annual meeting is being held in a virtual meeting format only this year, via a live webcast. Individuals will not be able to attend the annual meeting in person.

To attend the annual meeting, you must be a registered stockholder as of the date discussed below, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in the proxy statement to obtain a control number from AST Financial. Please visit https://web.lumiagm.com/210483502 on the date of the annual meeting and enter your control number. The password for the meeting is rex2021. Stockholders will be able to participate in the meeting, ask questions and view the list of the Company’s stockholders of record, as well as to vote at the meeting, via the website. We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties, please call the technical support number that will be posted on the virtual annual meeting login page.

The annual meeting is being held for the following purposes:

1.	To elect four directors to serve for three-year terms expiring at the annual meeting to be held in 2024;

2.

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“fiscal 2021”); and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on March 8, 2021, will be entitled to vote at the meeting or any adjournment of the meeting. On or about March 16, 2021, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Transition Report, as well as vote, online. We encourage stockholders to vote in advance of the meeting.

On February 15, 2021, the Company announced that it had entered into definitive agreements with Regal Beloit Corporation pursuant to which the Company will separate its Process and Motion Control segment by way of a tax-free spin-off to the Company’s stockholders and then immediately combine it with Regal Beloit Corporation in a Reverse Morris Trust transaction. A special meeting of our stockholders will be held later this year to consider proposals relating to the proposed transaction and a separate proxy statement will be mailed to our stockholders at the appropriate time. The proxy statement accompanying this notice does not ask you to consider any proposals related to the proposed transaction with Regal Beloit Corporation, and no such proposals will be brought before the annual meeting.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 16, 2021

You may vote at the meeting or by using a proxy prior to the annual meeting as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

In addition, to vote at the meeting, please follow the instructions discussed above.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

PROXY STATEMENT

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	56

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	57

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021	57

REPORT OF THE AUDIT COMMITTEE	57

AUDITORS	58
Fees and Services	58
Audit Committee Pre-Approval Policies and Procedures	58

ANNUAL MEETING OF STOCKHOLDERS

MAY  4, 2021

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE ANNUAL MEETING?

A:     Rexnord Corporation (“Rexnord,” “we” or the “Company”) will hold its annual meeting of stockholders on Thursday, May 4, 2021, at 9:00 a.m. Central Time. Due to ongoing public health concerns as a result of COVID-19 (coronavirus), and to support the health and well-being of the Company’s stockholders and other attendees, as well as their families and communities, the annual meeting is being held in a virtual meeting format only this year, via a live webcast. Individuals will not be able to attend the annual meeting in person.

To attend the annual meeting, you must be a registered stockholder as of the Record Date (as defined below), or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth below to obtain a control number from AST Financial (“AST”). Please visit https://web.lumiagm.com/210483502 on the date of the annual meeting and enter your control number. The password for the meeting is rex2021. Stockholders will be able to participate in the meeting, ask questions and view the list of the Company’s stockholders of record, as well as to vote at the meeting, via the website. If you have misplaced your control number, please call AST toll-free at 1-800-937-5449.

We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties, please call the technical support number that will be posted on the virtual annual meeting login page.

Q:    WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A:     On or about March 16, 2021, Rexnord expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:    WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:     Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and Transition Report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 4, 2021

The proxy statement and Transition Report to security holders are available at

http://www.astproxyportal.com/ast/17558

Q:    HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:     Stockholders may request that paper copies of the proxy material, including the Transition Report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

• By e-mail:	info@astfinancial.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 718-921-8562 from other countries

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than April 20, 2021.

Q:    WHAT AM I VOTING ON?

A:     At the annual meeting you will be voting on the following proposals:

1.	The election of four directors to serve for three-year terms expiring at the annual meeting to be held in 2024. This year’s board nominees are:

•	Todd A. Adams

•	Theodore D. Crandall

•	Rosemary M. Schooler

•	Robin A. Walker-Lee

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	A proposal to ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“fiscal 2021”).

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:     The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2021.

Q:    AM I BEING ASKED TO VOTE ON THE PROPOSED TRANSACTION WITH REGAL BELOIT CORPORATION?

A:     No. A special meeting of our stockholders will be held later this year to consider proposals relating to the proposed transaction whereby the Company will separate its Process and Motion Control segment by way of a tax-free spin-off to the Company’s stockholders and then immediately combine it with Regal Beloit Corporation (“Regal Beloit”) in a Reverse Morris Trust transaction (the “Proposed Transaction”). A separate proxy statement will be mailed to the Company’s stockholders at the appropriate time. This proxy statement does not ask you to consider any proposals related to the Proposed Transaction, and no such proposals will be brought before the annual meeting.

Q:    WHAT ARE THE TRANSITION PERIOD AND THE TRANSITION REPORT?

A:     On May 5, 2020, the Company’s board of directors approved changing the Company’s fiscal year from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. The nine-month period from April 1, 2020, until December 31, 2020, is referred to in this Proxy Statement as the “Transition Period.” On February 16, 2021, the Company filed a Transition Report on Form 10-K covering the Transition Period (the “Transition Report”). The Company’s fiscal 2021 began on January 1, 2021, and ends on December 31, 2021.

Q:    WHAT PERIODS ARE COVERED BY FISCAL 2020, 2019 AND 2018?

A:     The Company’s three fiscal years prior to the Transition Period covered the periods indicated below:

•	fiscal 2020 was the period from April 1, 2019, to March 31, 2020;

•	fiscal 2019 was the period from April 1, 2018, to March 31, 2019; and

•	fiscal 2018 was the period from April 1, 2017, to March 31, 2018.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:     To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Virtual attendance at the annual meeting constitutes presence in person for these purposes. Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of E&Y as the Company’s independent registered public accounting firm. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q:    WHAT IF I DO NOT VOTE?

A:     The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. Your broker is also not permitted to vote your shares in its discretion on matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A:     You may vote at the annual meeting if you were a stockholder of record as of the close of business on March 8, 2021, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 119,613,963 shares of common stock outstanding. Any stockholder entitled to vote may vote either by attending the virtual meeting or by duly authorized proxy.

Q:    HOW DO I VOTE?

A:    You may vote in advance of the meeting by authorizing–by internet, telephone or mail–the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares in accordance with your directions, or you may do so by attending the annual meeting online and following the instructions provided. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote in advance of the meeting via the internet, as it is the most cost-effective method available. If you choose to vote your shares in advance of the meeting via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through a broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future by contacting our transfer agent, AST, toll-free at 1-800-937-5449.

Q:    WHAT IF I OWN SHARES AS PART OF REXNORD’S 401(k) PLAN?

A:    Stockholders who own shares as part of Rexnord’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q:    WHO WILL COUNT THE VOTE?

A:     AST, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q:    WHO MAY ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A:     Only stockholders of record as of the close of business on the Record Date, or their proxy holders or the underlying beneficial owners, may attend the annual meeting.

We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual meeting as they would at an in-person meeting. To attend and participate in the annual meeting online, as well as ask questions, visit https://web.lumiagm.com/210483502 (as previously noted, the password for the meeting is rex2021), and follow these instructions:

•	If shares are registered in your name, you may participate in the annual meeting by entering the control number found on your Notice of Internet Availability of Proxy Materials or proxy card; or

•

If a broker, bank or other nominee holds your shares, you must first obtain a legal proxy issued in your name from such broker, bank or other nominee before participating in the annual meeting. After obtaining a valid legal proxy, you must e-mail proof of your legal proxy to AST at proxy@astfinancial.com. Requests should be labeled as “Legal Proxy” and must be received no later than 5:00 p.m. Eastern Time on April 27, 2021. A control number will be issued by AST after your registration materials have been received and validated. You may participate in the annual meeting by entering that control number.

We will answer questions that comply with the meeting rules of conduct, which will be posted on the meeting website, subject to time constraints.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by submitting a new proxy, or by providing written notice to the Corporate Secretary, or acting secretary of the meeting, and by voting online at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:     If you vote through the internet or by telephone, or complete a proxy card, then you may still vote at the annual meeting. To vote online at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote at the annual meeting, you must obtain a legal proxy and follow the instructions discussed above; otherwise you will not be permitted to vote at the annual meeting.

Q:    WHO IS MAKING THIS SOLICITATION?

A:     This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and Transition Report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders. Paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services. Rexnord has retained Morrow Sodali to assist in the solicitation of proxies and to provide informational support and analysis for up to $12,000 plus expenses.

Q:    WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS?

A:     We expect to hold our 2022 annual meeting of stockholders on May 5, 2022. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 16, 2021, in order for the proposal to be considered for inclusion in our proxy material for the 2022 annual meeting. To otherwise bring a proposal or nomination before the 2022 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between December 5, 2021, and January 4, 2022. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 5, 2021, or after January 4, 2022, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:     The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by January 4, 2021. We did not receive notice of any matters proper for the consideration by our stockholders by the deadline for this year’s annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or restricted stock units (“RSUs”) that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Janus Henderson Group plc	(2)	11,138,450	9.3%
The Vanguard Group	(3)	10,269,843	8.6%
BlackRock, Inc.	(4)	9,534,953	8.0%
Wellington Management Group LLP	(5)	7,965,469	6.7%
Capital World Investors	(6)	6,130,855	5.1%

Todd A. Adams	(7)	1,873,331	1.5%
Mark S. Bartlett		65,878	*
Don Butler		2,875	*
Thomas D. Christopoul		72,029	*
Theodore D. Crandall		33,036	*
David C. Longren		39,189	*
George C. Moore		52,394	*
Mark W. Peterson		223,972	*
George J. Powers		140,243	*
Rosemary M. Schooler		12,750	*
John S. Stroup		70,685	*
Peggy N. Troy		14,724	*
Robin A. Walker-Lee		31,582	*
Craig G. Wehr		144,532	*
Kevin J. Zaba		153,830	*
Current directors and executive officers as a group (20 persons)		3,527,876	2.9%

*	Indicates less than one percent.

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (1,368,329), Mr. Bartlett (33,040), Mr. Christopoul (21,977), Mr. Moore (11,043), Mr. Peterson (172,256), Mr. Powers (114,165), Mr. Stroup (10,320),

Mr. Wehr (129,386), Mr. Zaba (124,651), and all current directors and executive officers as a group (2,447,138).

Amounts also include shares subject to RSUs that vest within 60 days of the Record Date as follows: Mr. Peterson (13,715), Mr. Powers (4,507), Mr. Wehr (5,682), Mr. Zaba (10,580), and all current directors and executive officers as a group (48,906).

Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (29,346), Mr. Butler (2,875), Mr. Christopoul (28,514), Mr. Crandall (26,851), Mr. Longren (26,851), Mr. Moore (26,851), Ms. Schooler (12,750), Mr. Stroup (28,514), Ms. Troy (12,750), Ms. Walker-Lee (28,514), and all current directors and executive officers as a group (223,816).

(2)

Janus Henderson Group plc (“Janus”) filed a Schedule 13G/A, dated February 11, 2021, reporting both shared voting power and shared dispositive power as to 11,138,450 shares of common stock as of December 31, 2020. Janus, a parent holding company, filed the report on behalf of Janus Capital Management LLC, Intech Investment Management LLC, Perkins Investment Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each of which is a registered investment adviser, as well on behalf of Janus Henderson Enterprise Fund, an investment company registered under the Investment Company Act of 1940. The address of Janus is 151 Detroit Street, Denver, CO 80206.

(3)

The Vanguard Group (“Vanguard”) filed a Schedule 13G/A, dated February 8, 2021, reporting shared voting power as to 131,484 shares, sole dispositive power as to 10,039,782 shares and shared dispositive power as to 229,261 shares as of December 31, 2020. Vanguard, an investment adviser, filed the report on behalf of itself and the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A, dated January 31, 2021, reporting sole voting power as to 9,335,856 shares of common stock and sole dispositive power as to 9,534,953 shares as of December 31, 2020. BlackRock filed the report as a parent holding company on behalf of itself and the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)

Wellington Management Group LLP (“Wellington”) filed a Schedule 13G/A, dated February 15, 2021, reporting shared voting power as to 7,221,351 shares of common stock and shared dispositive power as to 7,965,469 shares as of December 31, 2020. Wellington, a parent holding company, filed the report on behalf of itself and Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, which are also holding companies, and Wellington Management Company LLP, an investment adviser. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(6)

Capital World Investors (“Capital World”) filed a Schedule 13G, dated February 16, 2021, reporting both sole voting power and sole dispositive power as to 6,130,855 shares of common stock as of December 31, 2020. Capital World, an investment adviser, is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital

International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(7)

Includes 1,200 shares held in an individual retirement account. Excludes 28,850 shares held in a grantor retained annuity trust (“GRAT”) for estate planning purposes. Mr. Adams is not the trustee of the GRAT and, therefore, does not have voting or dispositive power over such shares; as a result, Mr. Adams also disclaims beneficial ownership of the shares in the GRAT.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. The board is currently composed of 11 directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives as well as to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of one-third of our directors. At each annual meeting, our stockholders elect the successors to one class of our directors. The class of directors nominated for election at this year’s annual meeting consists of three members. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

This year’s board nominees for election for terms expiring at the 2024 annual meeting of stockholders are Todd A. Adams, Theodore D. Crandall, Rosemary M. Schooler and Robin A. Walker-Lee.

It is our policy that the board of directors should reflect a broad diversity of backgrounds, experience, perspectives and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

The Nominating and Corporate Governance Committee recently conducted a search for new directors, which included retaining director search firms, which were paid fees for researching and recommending potential candidates. As a result of that search, Jacques Donavon (“Don”) Butler was elected to the board by our other directors, effective February 25, 2021. Mr. Butler was first suggested to the Nominating and Corporate Governance Committee for consideration as a candidate by one of our independent directors. Mr. Butler was designated as a director in the class whose terms expire at the 2022 annual meeting.

Upon the closing of the Proposed Transaction, it is contemplated that two of our directors will be appointed to Regal Beloit’s board of directors. Neither of the two directors has been identified at this time. Such individuals may consider resigning from our board concurrently with joining Regal Beloit’s board.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the 2024 Annual Meeting

Todd A. Adams

Director since 2009

Chair of the Board since 2020

In addition to serving as Chair of the Board and a director, Mr. Adams, age 50, is our President and Chief Executive Officer. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment. He was elected as Chair of the Board effective July 2020, and has served as our President and CEO since 2009. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc. He previously served as a director of Generac Holdings Inc. until 2019. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business as well as because he is our Chief Executive Officer.

Theodore D. Crandall

Director since 2015

Mr. Crandall, age 65, retired as a Senior Vice President of Rockwell Automation, a leading global provider of industrial automation power, control and information solutions, in 2019, after having served in such role since 2018. He previously served as the Senior Vice President, Control Products and Solutions, of Rockwell from 2017 until 2018, and as the Senior Vice President and Chief Financial Officer of Rockwell from 2007 to 2017. Prior thereto, Mr. Crandall served in various capacities at Rockwell and related companies, including previous service as Senior Vice President, Control Products and Solutions and as Senior Vice President of its Component & Packaged Applications Group. Mr. Crandall previously served on the board of governors of the National Electrical Manufacturers Association. Mr. Crandall serves as a director due to his extensive financial and accounting experience, including as a chief financial officer of a multinational public company.

Rosemary M. Schooler

Director since 2019

Ms. Schooler, age 53, has served as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, since 2018. Since joining Intel in 1989, Ms. Schooler has held various leadership positions with increasing responsibility, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s Communications and Storage Infrastructure Group prior thereto. Ms. Schooler also serves as a director and member of the nominating and governance committee of Cloudera, Inc. Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior officer at a prominent technology company.

Robin A. Walker-Lee

Director since 2015

Ms. Walker-Lee, age 66, is the retired Executive Vice President, General Counsel and Secretary of TRW Automotive Holdings Corp., a leader in automotive safety systems. Ms. Walker-Lee was with TRW Automotive from 2010 until her retirement in 2015. Prior to joining TRW Automotive, she served as Assistant General Counsel of Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer, and as General Counsel and Vice President of Public Policy for GM – Latin America, Africa and Middle East; she also served on special assignment to the General Counsel of GM during its bankruptcy restructuring. She also serves as a director and chair of the nominating and corporate governance committee of EMCOR Group, Inc. Ms. Walker-Lee serves as a director because of her significant global business and legal experience, including as general counsel of a public company.

The board recommends that you vote “FOR” each of the nominees listed above.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2022 Annual Meeting

Mark S. Bartlett

Director since 2012

Lead director since 2020

Mr. Bartlett, age 70, is a retired Ernst & Young LLP (“E&Y”) partner and has served as the lead director of Rexnord’s Board since July 2020. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the compensation committee of WillScot Mobile Mini Holdings Corporation (formerly known as WillScot Corporation), and as a director and member of the audit committee of FTI Consulting, Inc. Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Rexnord’s Audit Committee.

Don Butler

Director since 2021

Mr. Butler, age 57, is the retired Executive Director, Connected Vehicles of Ford Motor Company, a designer, manufacturer and servicer of vehicles. He held such position from 2014 until his retirement in 2020. Prior to joining Ford, Mr. Butler held various leadership positions with increasing responsibility at General Motors Company, a designer and manufacturer of vehicles, including Vice President, Marketing and Global Strategy, Cadillac, Chairman and Managing Director, General Motors Egypt and Vice President, OnStar, from 1981 to 2013. Mr. Butler previously served on the boards of the 5G Automotive Association and SmartDeviceLink Consortium (chairman). Mr. Butler serves as a director due to his extensive engineering, marketing, product development and information technology experience, including connected products, and leadership experience at large organizations.

David C. Longren

Director since 2016

Mr. Longren, age 62, is a retired Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles. He held such position from 2015 until his retirement in 2016. Mr. Longren joined Polaris in 2003 served in various capacities with increasing responsibility, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior thereto, Mr. Longren was a Vice President in the Weapons Systems

Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. Mr. Longren serves as a director due to his extensive product development and innovation experience.

George C. Moore

Director since 2015

Mr. Moore, age 65, has served as a director of: Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, since 2015; IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2017; Cypress Performance Group LLC, the parent holding company of Encapsys, LLC and IPS Corporation, since 2017; Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, since 2018; and CP Atlas Parent Holdings, L.P. (aka American Bath Group), a bathware manufacturer, since 2021. Mr. Moore served as a director of Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Rexnord from 2006 to 2012. Prior thereto, Mr. Moore served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Directors Continuing to Serve Until the 2023 Annual Meeting

Thomas D. Christopoul

Director since 2013

Mr. Christopoul, age 56, has served as a co-founder, Managing Partner and Executive Vice President of 54 Madison Partners, a real estate private equity investment firm, since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies—GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company. Mr. Christopoul served as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc. until it was acquired in 2016. Prior to joining Falconhead, Mr. Christopoul was President and Chief Executive Officer of Resources Connection, Inc., a multi-national professional services firm; prior thereto, he was an independent member on Resources’ board of directors. Mr. Christopoul serves as a director due to his significant and varied business experience.

John S. Stroup

Director since 2008

Mr. Stroup, age 54, has served as the Executive Chairman of Belden Inc., a company that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial enterprise, broadcast and network security, since May 2020. In February 2021, Mr. Stroup notified Belden of his intention to retire in May 2021, and he will not stand for re-election to Belden’s board of directors at that time. Previously, Mr. Stroup served as the Chairman, President and Chief Executive Officer of Belden since 2016, and as President and CEO, as well as a director, since 2005. Prior to joining Belden in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup also serves as a director of Crane Co. and Tenneco Inc. Mr. Stroup serves as a director because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

Peggy N. Troy

Director since 2019

Ms. Troy, age 69, has served as the President and Chief Executive Officer of Children’s Hospital of Wisconsin (“Children’s Hospital”) since 2009. Prior to joining Children’s Hospital, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Ms. Troy is the current chair of the Board of Directors of the Milwaukee Regional Medical Center Board. She previously served on the National Board of Children’s Hospital Association and was also its Chairperson. Ms. Troy serves as a director due to her leadership experience at large organizations, including her current service as a chief executive officer, as well as her experience managing human capital.

Information Regarding the Composition of the Board of Directors

The table below contains additional information regarding the composition of our board of directors:

*	Mr. Stroup is retiring from the board of directors of Belden Inc. in May 2021, and, as a result, the number of public company boards on which he serves will decrease to three at that time.

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are generally expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and backgrounds needed for the foreseeable future, and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 72, although a director who reaches age 72 during a term may continue to serve for the remainder of the director’s term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held five meetings during the Transition Period. All of the directors who served during the Transition Period attended at least 75% of the total meetings of the board and the committees of the board on which they served during the period (for any director who served for less than the full Transition Period, this refers to the meetings held while such individual served as a director). The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting.

It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Bartlett, the board’s independent lead director, presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director.

Directors are expected to attend the annual meeting of stockholders. All of the directors serving at the time attended the annual meeting of stockholders held in 2020, which was held in a virtual format only, via a live webcast.

Board Evaluation Process

The board has an annual evaluation and assessment process for the board and individual directors, and each of the committees conducts its own self-assessment. The Nominating and Corporate Governance Committee oversees the board evaluation process. The board evaluation process includes a review of the performance of the board as a whole and the board’s committees, as well as an evaluation of each director. The evaluation process provides an opportunity for anonymous peer review and feedback, which is intended to strengthen the board. If the Nominating and Corporate Governance Committee, in conjunction with the Chairperson, finds that any director is not fulfilling the responsibilities of a director, such director will be asked to resign from, or not stand for re-election to, the board.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Ms. Schooler, Ms. Walker-Lee and Messrs. Bartlett, Butler, Crandall, Christopoul, Longren, Moore and Stroup is independent. Mr. Jones, who served as Non-Executive Chair and Chair of the Executive Committee, as well as a member of the Compensation Committee, until his retirement from the board in July 2020, was also previously determined to be an independent director. In accordance with NYSE rules, Ms. Troy is not currently considered an independent director because Mr. Adams served as a member of the compensation committee of her employer, a non-profit organization, until May 2019. Mr. Adams, our Chair, President and CEO, is also not considered an independent director.

Board Leadership Structure

Mr. Adams, our President and Chief Executive Officer, also serves as the board’s Chair primarily due to his in-depth knowledge of the Company and the industries it serves, deep understanding of the Company’s operations and strategies and proven leadership of Rexnord, which position him to be able to provide strong and effective leadership of the board. In addition, the board believes that Mr. Adams is in the best position as Chair and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The Company has no formal policy requiring the separation or combination of the position of Chairperson and CEO; however, it believes, as discussed above, that in the Company’s current circumstances it is advantageous to combine the positions. From time to time, the board reviews and considers the optimal board leadership structure. Pursuant to the Company’s Corporate Governance Guidelines, since the Chairperson is also the CEO, the independent directors, meeting in executive session, elected a lead director from among the independent directors. Mr. Bartlett currently serves as lead director. The Company believes that the designation of an independent lead director, whose duties are described below, provides essentially the same benefits as having an independent chairperson in terms of oversight, access and an independent voice with significant input into corporate governance.

The duties of the board’s lead director include: (i) presiding at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chair and the independent directors; (iii) together with the Chair, approving the agendas for board meetings; (iv) together with the Chair, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major shareholders; and (viii) performing such other duties as the board or Chair may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks, including risks related to cybersecurity. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks; see also “Compensation and Risk” below. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance. The Environmental, Social and Governance (“ESG”) Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to ESG matters that are significant to the Company and the communities in which it operates.

Board Committees

The board of directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the ESG Committee and the Executive Committee. The committees on which directors currently serve are identified in the table below.

Director	Audit	Compensation	Nominating and Corporate Governance	ESG	Executive
Todd A. Adams					Chair
Mark S. Bartlett	X				X
Don Butler			X
Thomas D. Christopoul		Chair
Theodore D. Crandall	Chair
David C. Longren		X		X
George C. Moore	X			Chair
Rosemary M. Schooler			X
John S. Stroup			Chair		X
Peggy N. Troy				X
Robin A. Walker-Lee		X	X

To assist the board with its evaluation of and matters related to a potential transaction with Regal Beloit and the Company’s alternatives thereto, the board formed a transaction committee. Mr. Bartlett is serving as the committee’s chair, and Ms. Walker-Lee and Messrs. Christopoul and Stroup are the other members of the committee. The transaction committee is not a standing committee of the board and will be disbanded at such time as the board deems advisable.

Audit Committee

The Audit Committee held four meetings during the Transition Period. The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Crandall and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters;

•	to evaluate its own performance on an annual basis; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held four meetings during the Transition Period. The Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, including employment-related letter agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors;

•	to evaluate its own performance on an annual basis; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Compensation Committee reviews, discusses and considers the results of advisory “say-on-pay” votes of our stockholders when making decisions regarding the Company’s executive compensation programs. The Compensation Committee is also responsible for recommending to the board how often say-on-pay votes may be held. The Company currently holds say-on-pay votes annually, which is consistent with the results of the advisory “say-on-frequency” vote of our stockholders that was held at the fiscal 2019 annual meeting. The Company and the Compensation Committee believe that annual say-on-pay votes allow us to receive more frequent feedback from our stockholders on our compensation programs.

The Compensation Committee also has the authority to retain compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees, which it does from time to time.

In response to the impact of the COVID-19 pandemic, the Compensation Committee made certain modifications to the Company’s compensation program, which are discussed in “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings during the Transition Period. The Nominating and Corporate Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board and to serve as lead director, when appropriate;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

to review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles;

•	to evaluate its own performance on an annual basis; and

•	to oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed. For example, the Nominating and Corporate Governance Committee recommended that Mr. Butler, who was appointed as a director effective February 25, 2021, be added to the board.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders. For more information, see “Commonly Asked Questions and Answers about the Annual Meeting – When are stockholder proposals and stockholder nominations due for the 2022 annual meeting of stockholders?” above.

ESG Committee

The ESG Committee was established as a committee in 2020, and held one meeting during the Transition Period. The Committee must consist of at least three directors.

The ESG Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to ESG matters that are significant to the Company and the communities in which it operates. These matters include the Company’s environmental, health and safety (“EH&S”), as well as sustainability, policies and programs.

The principal duties and responsibilities of the ESG Committee are as follows:

•	to provide oversight with respect to:

•

management’s evaluation of risks and opportunities with respect to ESG matters, which include, but are not limited to, EH&S, sustainability, ethical and sustainable sourcing, human rights, environmental matters, supplier conduct, labor conditions, diversity in employment, volunteerism and corporate giving, and corporate citizenship;

•	management’s creation of ESG initiatives, plans and practices;

•	the Company’s governance of, and performance relative to, ESG initiatives; and

•	the Company’s response to significant stakeholder concerns related to ESG matters; and

•

to monitor ESG trends, issues and concerns that could affect the Company’s ESG and sustainability efforts and make recommendations to the board and management regarding how the Company should respond to such trends, issues and concerns to more effectively achieve its ESG and sustainability goals.

The ESG Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Executive Committee

The Executive Committee did not meet or act by written consent during the Transition Period. It is the intent of the board that the Executive Committee only takes action on behalf of the board when convening the full board would be impractical, or when reasonably necessary to expedite the interests of the Company between regularly scheduled board meetings.

Communications with the Board

Any communications to the board of directors should be sent to the attention of Rexnord’s Corporate Secretary, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s Investor Relations website at investors.rexnordcorporation.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our Investor Relations website at investors.rexnordcorporation.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s Investor Relations website at investors.rexnordcorporation.com.

Corporate Social Responsibility and Sustainability

At Rexnord, we are committed to acting as a responsible corporate citizen in all aspects of our business and to managing our business in a manner that promotes the sustainability of the enterprise and the world in which we work and live. We have a long and successful history of investing in our employees and the communities in which we operate, promoting environmental stewardship, and operating with integrity in everything we do. We do this in four strategic ways: promoting environmental stewardship for our customers and the planet; managing the health and safety of our associates; investing in our people and creating an inclusive work environment; and supporting the communities where we live and work. We strive to manufacture products and use processes that reduce negative environmental impacts, conserve energy and natural resources, are safe for employees, communities, and consumers and return value to our shareholders.

Sustainability and safety have long been at the core of our management systems, and we operate with a commitment to continuous improvement in all areas of our business through our Rexnord Business System (RBS). We seek to maximize resource efficiency through energy and water conservation, and to steadily reduce our greenhouse gas emissions. We have supplemented these efforts with renewable energy investments, and our corporate headquarters is in a LEED Gold-certified building that was constructed for our use. We are committed to promoting the health and safety for our employees and customers.

We also help our customers achieve their sustainability goals. For example, our Water Management platform assists companies with managing the safety and quality of the water they use and the conservation of water resources in and around their facilities. Our Process and Motion Control platform helps companies be more efficient in their processes and, in turn, potentially reduce their energy and water usage as well as impact on the environment. In both platforms, our products, solutions and services are designed to maximize resource efficiency, enable regulatory and environmental compliance, and promote the safety of personnel, equipment and processes.

We have a long history of supporting the communities where we live and work. Our focus includes supporting STEM (science, technology, engineering and math) programs, initiatives that promote diversity and associate development, and programs that provide support and resources to economically disadvantaged members of the communities where our associates and customers live and work.

We adhere to a Code of Conduct that applies to all employees and directors and require 100 percent completion on our annual Code training. Our Code is based on principles and laws that guide the decisions and actions of our employees. We are committed to developing a culture of diversity and inclusion where our associates are engaged and can and want to do their best work.

In 2020, we built on our commitments detailed in our inaugural Corporate Social Responsibility Report, further solidifying our Environmental, Social and Governance (“ESG”) practices. Our actions included prioritizing our ESG efforts and establishing Board-level oversight of the ESG function via the ESG Committee, whose responsibilities are described above. We also created a number of new ESG policies to better reflect our commitments and are designed to ensure that our associates and partners are aligned with our values. We took steps toward greater transparency with respect our ESG efforts, including by adopting the Sustainability Accounting Standards Board (“SASB”) framework for reporting.

In addition, in 2020, we provided critical support to communities to help alleviate urgent needs. These efforts included, but were not limited to, the following:

•

Addressing the unprecedented need for racial justice through a $1 million pledge from the Rexnord Foundation to support racial justice and equity initiatives; grants have already been provided to All-in MKE, Boys & Girls Club of Milwaukee, MKE Fellows, Sojourner Family Peace Center, and the following United Way partner agencies and programs: Techquity, Community Schools, Boys & Men of Color, and Reducing Barriers to Employment and Advancement;

•

Pledging $1 million in hygienic products (sensor-activated faucets, soap dispensers, flush valves and hand dryers, and antibacterial sinks) from our Zurn business to healthcare facilities to help reduce the spread of COVID-19;

•	Providing supplies to first responders and healthcare organizations; and

•	Enhancing financial support to food pantries.

Human Capital Management

Rexnord is committed to fostering, cultivating and preserving a culture of equity and inclusion. Diversity and inclusion are a fundamental part of what we stand for and our Core Values. Inclusion is built into our key programs and processes. We are committed to providing a work environment that encourages our associates to feel comfortable to be their true selves, enabling them to perform their best and grow their careers with Rexnord. Racism and discrimination are not tolerated in the workplace. We believe that through a culture of diversity and inclusion associates can be more engaged and fulfilled. We recognize and value our associates for the unique perspectives they bring. We embrace and encourage our associates differences in age, color, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, political affiliation, race, religion, sexual orientation, socioeconomic status, veteran status and other characteristics that make our associates unique. A culture of inclusion that maximizes this collective diversity makes our business and communities stronger.

We are committed to having a workplace that fosters learning, development and innovation. Our leadership team conducts a robust program of employee engagement and we have invested in the personal and professional development of our employees. We monitor a variety of metrics to ensure the health of our company culture and alignment with our values and strategic business priorities. Total Associate Engagement is a Rexnord Core Value that ensures we succeed together. Each year, we survey our employees to better understand what matters most to them. Our Total Associate Engagement scores have increased consistently over the last several years.

Through our charitable giving, we support partner organizations that enable us to build a diverse and skilled workforce. Our philanthropic and volunteerism efforts are focused on basic needs, the environment and education, with a particular emphasis on science, technology, engineering and mathematics (“STEM”), with the intention of removing social, economic and educational barriers, promoting racial justice and equity, and enhancing the communities where we live and work.

In response to the COVID-19 pandemic, we created an internal task force to monitor, prepare and manage our global business response based on direction from international health organizations, local governments and our own safety protocols. Actions taken to keep our associates safe included, but were not limited to, the following:

•	Requiring all associates who can work from home to do so;

•	Establishing social distancing protocols within offices and manufacturing sites;

•	Implementing temperature testing at manufacturing sites, where local regulations allow, prior to shift starts;

•	Providing face coverings for associates;

•	Restricting all non-essential visitors to our facilities;

•	Daily cleaning and disinfecting protocols for all our facilities;

•	Utilizing IT Collaboration and Productivity Tools in lieu of travel and face-to-face meetings;

•	Establishing an emergency COVID-19 paid leave policy for Rexnord associates; and

•	Activating programs and resources to support the physical and emotional health of associates.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during the Transition Period. Mr. Butler is not included in the table below because he was not appointed to the board until February 2021.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$81,603	$130,024	—	—	$211,627
Thomas D. Christopoul	76,933	130,024	—	—	206,957
Theodore D. Crandall	70,353	130,024	—	—	200,377
Paul W. Jones (4)	100,761	130,024	—	—	230,785
David C. Longren	67,500	130,024	—	—	197,524
George C. Moore	67,500	130,024	—	—	197,524
Rosemary M. Schooler	67,500	130,024	—	—	197,524
John S. Stroup	75,000	130,024	—	—	205,024
Peggy N. Troy	67,547	130,024	—	—	197,571
Robin A. Walker-Lee	67,500	130,024	—	—	197,524

(1)	Directors may elect to have cash compensation for board service paid in Rexnord common stock.

(2)

During the Transition Period, each non-employee director received a grant of RSUs on May 4, 2020, under the Rexnord Corporation Performance Incentive Plan (the “Performance Incentive Plan”) in accordance with the Company’s standard compensation package for non-employee directors. The RSUs vested immediately on grant, but will not be paid out until six months after the director leaves the board. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Transition Report.

(3)	Stock options were not granted to directors in the Transition Period, but were granted in previous fiscal years.

(4)	Mr. Jones served as a director until his retirement from the board on July 23, 2020.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards that are subject to deferred settlement) held as of December 31, 2020, by each of the persons who served as non-employee directors in the Transition Period.

Director	Stock Awards Outstanding (#)	Options Outstanding (#)
Mark S. Bartlett	23,968	33,040
Thomas D. Christopoul	23,968	21,977
Theodore D. Crandall	23,968	—
Paul W. Jones	23,968	—
David C. Longren	23,968	—
George C. Moore	23,968	11,003
Rosemary M. Schooler	9,867	—
John S. Stroup	23,968	10,320
Peggy N. Troy	9,867	—
Robin A. Walker-Lee	23,968	—

Narrative to Directors’ Compensation Table

In the Transition Period, we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in the Transition Period.

Under the Company’s outside director compensation program, the annual cash retainer amount for non-employee directors is currently $90,000. In addition, the chair of the Audit Committee receives a $15,000 annual cash retainer, the chair of the Compensation Committee receives a $12,500 annual cash retainer, the chair of the Nominating and Governance Committee receives a $10,000 annual cash retainer and the chair of the ESG Committee receives a $5,000 annual cash retainer. Mr. Bartlett, who began serving as the Lead Director in July 2020, receives an additional annual fee of $30,000 for serving in that role. Mr. Jones, who served as the Non-Executive Chair until July 23, 2020, received an additional annual fee of $90,000 for serving in that role. Cash retainer amounts are paid after each fiscal quarter of service, are generally prorated for partial year service, and may, at a director’s option, be paid in Rexnord common stock, as permitted by rules adopted by the Company from time to time. Each then-serving non-employee director also received an annual equity grant in the Transition Period consisting of RSUs valued at approximately $130,000. The RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

Members of the transaction committee that was formed to assist the board with its evaluation of and matters related to a potential transaction with Regal Beloit and the Company’s alternatives thereto received a grant of RSUs valued at approximately $75,000 in February 2021, with the chair of the transaction committee receiving a grant valued at approximately $112,500. The RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Rexnord stock, which includes vested in-the-money options and vested but deferred RSUs, with a value equal to a minimum of five times the annual cash retainer within five years of his or her initial election to the board. As of the Record Date, nine of our 10 non-employee directors had met the ownership guidelines. Mr. Butler, who was appointed to the board in February 2021, has until February 2025 to meet the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policies, which are applicable to directors, as well as officers and employees, see “Compensation Discussion and Analysis—Transition Period Executive Compensation Components and Determinations—Anti-Hedging and Anti-Pledging Policies.”

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the SEC. All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year (or the Transition Period), and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms filed with the SEC and written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the Transition Period. In making these disclosures, Rexnord has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers during the Transition Period. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors and independent compensation consultants, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, is reasonable, fair, balanced and competitive and is also aligned with stockholders’ interests and the short- and long-term performance goals of the Company.

The Committee seeks to foster a pay-for-performance culture that places an emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guide the design of our executive compensation program.

We compensate our executives through various forms of cash, equity and other non-cash remuneration. Our executive officer compensation program for the Transition Period included:

•	Base salaries, which are intended to attract and retain experienced, highly-qualified individuals and provide compensation for the executive’s duties, accomplishments, experience and responsibilities;

•	Performance-based cash incentive awards, which reward performance by tying additional compensation to specific Company, unit, group and individual performance for the Transition Period;

•

Long-term equity incentive awards, including awards that are performance-based, that further align the financial interests of management with those of our stockholders, which, for the Transition Period, consisted of:

•

performance stock units (“PSUs”) tied to specific Company metrics that further incent executive officers by providing economic rewards tied to the performance of the Company over an extended period of time; and

•

restricted stock units (“RSUs”) that vest based on continued employment, which are intended to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure;

•

Selective letter agreements regarding employment arrangements, and severance and change in control arrangements, intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that also provide protection and a degree of certainty to the executives upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation); and

•

Retirement benefits, as well as a deferred compensation program, which are intended to reward long-term service to the Company and provide incentives to remain with us by building benefits and ill savings for eventual retirement.

Recent Developments

Spin-Off of PMC Segment

•

On February 15, 2021, the Company and Regal Beloit entered into definitive agreements pursuant to which the Company will separate its Process and Motion Control (“PMC”) segment by way of a tax-free spin-off to the Company’s stockholders and then immediately combine it with Regal Beloit in a Reverse Morris Trust transaction. Closing of this transaction is subject to various closing conditions, including the receipt of regulatory approvals, receipt of the approval of Regal Beloit and Rexnord stockholders (which each of Regal Beloit and Rexnord will solicit at special meetings of their respective stockholders at a later date), and other customary closing conditions. This transaction is expected to close in the fourth quarter of 2021.

Fiscal Year Change

•

As previously discussed, in May 2020, the Company moved from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. As a result, the nine-month period from April 1, 2020, to December 31, 2020, is referred to as the Transition Period. Fiscal 2021 began on January 1, 2021, and ends on December 31, 2021.

COVID-19-Related Actions

•

As a result of the expected economic slowdown due to the COVID-19 pandemic, merit increases were not awarded to the Company’s executive officers for the Transition Period. In addition, beginning in April 2020, the base salary of our Chief Executive Officer (“CEO”) was reduced by 29% and the salaries of our other executive officers were reduced by 23% through December 31, 2020.

•

The economic volatility caused by the COVID-19 pandemic and uncertain business outlook at the start of the Transition Period created challenges related to forecasting potential results and goals for the Transition Period under the MICP (as defined below). Despite the volatility, the Committee’s intention in setting goals under the MICP was to provide strong incentive for the executives to perform at a high level and create value for our stockholders. Since the Transition Period consisted of nine months instead of a full 12-month fiscal year, awards were adjusted to reflect 75% of the initially targeted incentive amount. Based on the Company’s overall performance and cash position, it was determined that MICP payments for performance during the Transition Period would be made solely in cash.

•

The performance period for PSUs granted in the Transition Period consists of the Transition Period and fiscal 2021. Vesting of these PSUs is solely dependent on goals related to absolute free cash flow conversion.

•	The Company began making matching contributions to participants in the 401(k) Plan in Company common stock instead of in cash.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward near- and long-term performance. The Committee, with input from its independent compensation consultant and the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continuously review and evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by balancing critical annual objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and the achievement of individual and/or business (as defined below) goals;

•

The compensation program should drive enterprise financial and operational outcomes in a manner that improves the Company’s operational performance, creates stockholder value and aligns the executives’ interests with the interests of our stockholders, all without encouraging inappropriate risk taking; and

•	Executives should be rewarded for superior performance through cash-based incentives and equity compensation.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments (“businesses”). For the Transition Period, 88% of our CEO’s total direct compensation and on average 53% of our other Named Executive Officers’ total direct compensation was tied to the performance of the Company. We have increased the emphasis on performance-based compensation in recent years through our annual Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the use of PSUs and other equity awards. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics. For the Transition Period, PSUs comprised 100% of the long-term equity awards to our CEO and comprised 60% of the equity award allocation formula for the senior leadership team, which includes the other Named Executive Officers. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each fiscal year (as well as the Transition Period), individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed financial targets for the year in areas that are critical to the long-term success of the Company.

Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment-related letter agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy.    For compensation planning for the Transition Period, the Committee continued with its approach to review the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants) with Willis Towers Watson, its independent compensation consultant. As previously noted, due to the expected economic slowdown as a result of the COVID-19 pandemic, the CEO did not receive a merit increase for the Transition Period and his base salary was reduced by 29% through December 31, 2020. The Committee provided the CEO with traditional annually awarded long-term incentive opportunities that are focused on out performing applicable metrics and emphasize long-term value creation for our business and our stockholders. For the Transition Period, the CEO’s entire long-term incentive opportunity was granted as PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics.    As a result of the Company’s performance, the CEO’s total compensation was positioned above the median of our peer group, which is further discussed below.

Stockholder Input and Outreach.    The Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. The Company currently holds say-on-pay votes annually, which is consistent with the results of the stockholder advisory vote on the advisory “say-on-frequency” vote that was held at the fiscal 2019 annual meeting. At the annual meeting on July 23, 2020, over 95% of shares voting approved the compensation of the Company’s executive officers on an advisory basis. Based on this result, the Committee concludes that our stockholders affirmatively support the Company’s executive compensation philosophy, program and decisions.

From time to time we also meet or speak with various stockholders to discuss corporate governance, executive compensation and other matters. The board and the Committee have considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our corporate governance practices and executive compensation programs.

Other Considerations.    The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

For purposes of its review of base salary and other elements of the compensation program, Willis Towers Watson used a peer group of 20 similarly sized industrial manufacturing companies, which for the Transition Period consisted of: A.O. Smith Corporation, Acuity Brands Inc., Altra Industrial Motion Corp., Barnes Group Inc., Belden, Inc., Crane Co., Evoqua Water Technologies Corp., Franklin Electric Co., Inc., Gates Industrial Corporation plc, Idex Corporation, ITT Inc., Kennametal Inc., Lincoln Electric Holdings, Inc., Mueller Water Products, Inc., Nordson Corp., Pentair plc, RBC Bearings Incorporated, Regal Beloit, The Timken Company and Watts Water Technologies, Inc. (the “Peer Group”).

Although the Tax Cuts and Jobs Act (“Tax Reform”) substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy; see also “Tax Considerations” below.

Setting Executive Compensation and the Role of Our Executive Officers and Consultants in Compensation Decisions

The Committee annually reviews and approves all compensation decisions related to our Named Executive Officers. The CEO establishes the AIPs for each executive officer other than himself; the Committee establishes the AIPs for the CEO. At the end of the year (or Transition Period), prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. To assist with this process, our Chief Human Resources Officer compiles data provided by our independent compensation consultant and provides compensation recommendations for the executive officers other than himself. Based on this review and data, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee considers these recommendations and meets with its compensation consultant independently in making the final determinations. Other than our CEO and Chief Human Resources Officer, none of the other Named Executive Officers had or have any role in determining the Transition Period compensation of other Named Executive Officers. We anticipate that the CEO and Chief Human Resources Officer will continue to have a role in setting the compensation for the senior management of the Company.

The Committee currently uses Willis Towers Watson as its independent compensation consultant to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

Willis Towers Watson provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, the MICP, the long-term incentive compensation program and the related Performance Incentive Plan, and the compensation program for outside directors. Willis Towers Watson also provides assistance with reviews of compensation programs for the CEO and other executive officers. The Company paid Willis Towers Watson $56,852 in the Transition Period for these advisory services related to its executive and director compensation programs. In addition, in the Transition Period, Willis Towers Watson was also engaged by management, finance and human resources to provide pension actuarial, general compensation consulting and property and casualty insurance brokerage services. Fees for these services totaled $292,001 in the Transition Period.

After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage Willis Towers Watson and other compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

Transition Period Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives (including the CEO) annually, with base salary adjustments typically finalized in the first quarter of the fiscal year (i.e., the quarterly period ending on June 30 prior to the fiscal year change, and the quarterly period ending on March 31 going forward). In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, it determines each Named Executive Officer’s base salary, which are intended to be competitive with the market.

In connection with COVID-19-related actions taken by the Company, merit increases were not awarded to the Company’s Named Executive Officers for the Transition Period. In addition, beginning in April 2020, the base salary of our CEO was reduced by 29% and the salaries of our other executive officers were reduced by 23% through December 31, 2020.

Prior to the actions discussed above, Mr. Adams’ base salary continued to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons, and the base salaries for the Company’s other Named Executive Officers were intended to be competitive with the market and reflect individual performance.

Based on the above reviews and actions, the Committee determined the annual base salaries and reductions for the Transition Period for the Named Executive Officers as indicated in the following table:

Name	Base Salary Prior to Reduction ($)	Temporary COVID-19 Reduction (%) for Transition Period
Todd A. Adams	$1,005,000	29%

Mark W. Peterson	525,000	23%

Kevin J. Zaba	500,000	23%

George J. Powers	409,000	23%

Craig G. Wehr	420,000	23%

The base salaries included in the table above were restored as of January 1, 2021.

The Committee reviewed the base salaries for all executives (including the CEO) in February 2021, using the process discussed above, and finalized the following adjustments:

Name	Fiscal 2021 Base Salary ($)	Increase as Compared to 2020 Prior to Reduction (%)
Todd A. Adams	$1,005,000	—

Mark W. Peterson	550,000	4.8%

Kevin J. Zaba	515,000	3.0%

George J. Powers	415,000	1.5%

Craig G. Wehr	440,000	4.8%

Prior to the Committee’s evaluation of base salaries for fiscal 2021, Mr. Adams requested that the Committee not grant him a merit increase, which he otherwise would have been eligible for based on his strong performance. The Committee agreed to hold his base salary at the same level as it was set last year; therefore, his base salary continues to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons. As a result of the adjustments reported in the table above, the base salaries for the Company’s other Named Executive Officers continue to be competitive with the market and reflect individual performance.

Transition Period Performance-Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on the Company’s financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Annual incentives based on performance during the Transition Period were principally awarded to our executive officers through the MICP; long-term incentives granted during the Transition Period are discussed in “Long-Term Equity Incentive Awards” below. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate variable incentives to achieve and exceed key business objectives by providing performance-based compensation in addition to their base salary. Under the terms of the MICP, participants are eligible to earn variable incentives based upon the achievement by the Company or the respective business, as the case may be, of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

The board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other Named Executive Officers. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required for that period to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for the MICP awards to executive officers and other key personnel for the Transition Period, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation. For the Transition Period, the target incentive amounts for Messrs. Adams, Peterson, Zaba, Powers and Wehr were 125%, 75%, 75%, 55% and 75% of annual base salary, respectively, and target incentive levels for our executive officers were, in aggregate, near the median of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals. As a result of the change to the Company’s fiscal year, and given that the Transition Period consisted of nine months instead of a full 12-month fiscal year, MICP awards were adjusted to reflect 75% of the initially targeted incentive amount for the executive officers.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders and was generally in line with that of the Peer Group. However, the Committee continued to limit the maximum payment (which was set at 250% of base salary) that may be earned by Mr. Adams, as well as by the other Named Executive Officers, under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive payout under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a threshold level of performance, which, for the Transition Period, was at least 90% of either of the respective metrics (which are described in more detail below), with higher payouts for attainment of superior levels of performance, as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*

For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided, however, that the CEO and our other Named Executive Officers are subject to a maximum payout, which for the Transition Period was a maximum of 250% of each officer’s base salary subject to adjustment since the Transition Period consisted of nine months, as discussed above.

With respect to the corporate financial performance portion of the incentive formula under the MICP, the Committee believes that incentive compensation should increase incrementally as the level of achievement increases and that executives should be encouraged to strive for superior results. While there is a cap on the maximum payout amount to the CEO and other Named Executive Officers, as noted above, the Committee believes the cap is at a sufficiently high level so as to continue to encourage strong performance. The Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with the officer’s individual, unit, group and/or corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between zero and 150%, with the Committee determining each officer’s multiplier based on the individual’s performance. A performance multiplier of 100%, or 1.0, is used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of Company, or the respective business, financial performance metrics and individual AIPs. For participants whose MICP performance is tied specifically to the Company’s consolidated financial performance, including Messrs. Adams, Peterson and Powers, the specific metrics for the Transition Period were based on consolidated EBITDA and Free Cash Flow, each weighted at 50%. For the MICP, we generally define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions and other non-recurring items, translated at constant currency as used for internal management reporting. We define Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures (net of proceeds from the sale of fixed assets, if any), as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, non-cash excess tax benefits on stock option exercises and, when appropriate, other non-recurring items, translated at the constant currency used for internal management reporting. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

For the Transition Period, the Company again used EBITDA in the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our ability to meet debt service obligations. The Committee also used Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they more directly control.

For MICP participants who are not on the consolidated plan, including Messrs. Zaba and Wehr, the specific financial metrics for the Transition Period were based 40% on Group EBITDA, 40% on Group Operating Cash Flow (defined as the group level EBITDA plus or minus the change in inventory) and 20% on consolidated EBITDA. In furtherance of its pay-for-performance philosophy and with the intent to drive superior operating performance, the Committee chose these measures for each respective business because it believes they correlate to the Company’s strategic goals and align stockholders’ interests with those of management. The Committee believes that a Company-wide performance factor (consolidated EBITDA) provides an appropriate tie to overall performance to enhance the participants’ stake in the results of the Company as a whole.

In connection with the economic volatility caused by the COVID-19 pandemic and uncertain business outlook at the start of the Transition Period, there were challenges related to forecasting potential results at that time. Despite the volatility, the Committee’s intention in setting the Base Targets under the MICP for the Transition Period was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any incentives to be earned. Accordingly, the Committee believed that in the then-existing economic climate an exceptional level of performance to attain or exceed the target level would be required, but such targets also remained practically attainable in order to discourage excessive risk-taking to achieve them. After the completion of the performance period, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder.

The consolidated plan for the Transition Period reflected performance during the 12-month period from January 1, 2020, to December 31, 2020. With respect to consolidated results for purposes of the MICP, the Committee determined that the Company consolidated EBITDA was $432 million, or 115% of the target, and that Free Cash Flow was $274 million, or 137% of the target, during the performance period. After the financial performance payouts were calculated, management recommended, and the Committee agreed, that discretion be used to decrease the financial payout amounts to 115% of the targets at the consolidated level. Management and the Committee consider the use of negative discretion to be a more balanced approach to the MICP for the Transition Period, recognizing the economic volatility caused by the COVID-19 pandemic and uncertain business outlook at the start of the Transition Period, as well as the challenges related to forecasting potential results at that time.

The financial performance metrics for the applicable businesses for Messrs. Zaba and Wehr resulted in payout amounts of 116% and 120% of target, respectively.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate or specific business financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For the Transition Period, Mr. Adams’ AIPs focused on overall growth and performance of the Company, and increasing organizational capabilities; Mr. Peterson’s AIPs focused on compliance, cost savings and the financial strength and systems of the Company; Mr. Zaba’s AIPs focused on overall growth and performance of the Power Transmission business; Mr. Powers’ AIPs focused on building organizational capabilities, leadership succession and talent management; and Mr. Wehr’s AIPs focused on overall growth and performance of the Zurn business.

After completion of the Transition Period, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. For the Transition Period, the personal performance multipliers for the Named Executive Officers other than the CEO varied from 1.00 to 1.25, and the CEO achieved 1.25.

Utilizing the corporate and specific business financial targets, as the case may be, and the personal performance multiplier results, the incentive amounts (as adjusted since the Transition Period consisted of nine months, as discussed above) under the MICP for the Transition Period were: $1,354,395 for Mr. Adams; $424,512 for Mr. Peterson; $407,813 for Mr. Zaba; $194,019 for Mr. Powers; and $354,375 for Mr. Wehr. Based on the Company’s overall performance and cash position, it was determined that MICP payments for the Transition Period would be made solely in cash.

For fiscal 2021, the financial metrics for executive MICP participants on the consolidated plan will again be based 50% on consolidated EBITDA and 50% on Free Cash Flow. For executive participants who are not on the consolidated plan, including Messrs. Zaba and Wehr, the metrics will be based 40% on Group EBITDA, 40% on Group Operating Cash Flow and 20% on consolidated EBITDA. Due to the previously discussed expected spin-off of the PMC segment, fiscal 2021 MICP will be comprised of two six-month performance periods—January 1 to June 30, 2021, and July 1 to December 31, 2021.

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights, stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in the first quarter of each fiscal year (for the Transition Period, grants were made in the quarterly period ended June 30, 2020), following the announcement by the Company of the prior year’s results; the Committee expects to continue that practice in the future. The Committee may also make other such grants from time to time based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

In furtherance of our pay-for-performance philosophy, and after a review of competitive practices, the Committee has increased the portion of the long-term equity award granted to our executive officers as PSUs in recent years to drive even greater alignment between senior management and the long-term interests of stockholders. As a result, the long-term equity grant allocation formula for executive officers other than the CEO for the Transition Period consisted of 60% PSUs and 40% RSUs, while other equity plan participants received 75% RSUs and 25% options. During the Transition Period, the Committee granted 100% of the long-term equity award to Mr. Adams in PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics. Target long-term incentive compensation levels for our executive officers were, in aggregate, above the median of the market, in furtherance of our compensation philosophy. The Committee believes that the use of PSUs and the allocation formulas discussed above further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities, provide additional motivation for our executives to succeed in the long-term and maintain market competitiveness.

As noted above, the Committee, in accordance with its emphasis on performance-based compensation, granted PSUs during the Transition Period (the “Transition Period PSUs”) that vest (or will be forfeited) based on specified performance goals during the period from April 1, 2020, through December 31, 2021. Vesting of Transition Period PSUs is based entirely on goals related to absolute free cash flow conversion (defined as free cash flow divided by net income before special items) to reward the efficient generation and use of cash, which also aligns with the Company’s long-term strategic plan. The PSUs have 100% cliff vesting after the conclusion of the relevant performance period and can be earned at levels between 0% and 200% based on the degree of satisfaction of the performance conditions.

RSUs that vest based on continued employment are included in our executive officer long-term incentive mix in order to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure. The RSUs granted to executive officers (other than the CEO) in the Transition Period vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued service. As noted above, Mr. Adams received a grant consisting of solely PSUs during the Transition Period.

Prior to fiscal 2020, stock options, with an exercise price equal to the Company’s closing stock price on the grant date, that vest ratably over three years after the grant date and have a maximum term of 10 years after the grant date, were part of the executive officer long-term incentive mix. While stock options were not granted to executive officers in the Transition Period, they were granted to other non-executive employees.

The expected value of the equity grants to Mr. Adams in Transition Period was set above the median of the Peer Group, which the Committee believed to be appropriate to reinforce its focus on incentive-based compensation, to further its pay-for-performance philosophy and to provide appropriate incentives to increase long-term stockholder value.

On May 4, 2020, the Committee granted certain officers and employees an aggregate of approximately 0.2 million options to purchase shares of common stock, approximately 0.5 million PSUs and approximately 0.4 million RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 244,906 PSUs to Mr. Adams; 41,144 PSUs and 27,430 RSUs to Mr. Peterson; 31,740 PSUs and 21,160 RSUs to Mr. Zaba; 13,519 PSUs and 9,013 RSUs to Mr. Powers; and 17,045 PSUs and 11,364 RSUs to Mr. Wehr. The Transition Period PSUs can be earned at levels between 0% and 200% based on the satisfaction of performance conditions during the period from April 1, 2020, through December 31, 2021. For the Transition Period PSUs, as previously discussed, performance is based solely on goals related to absolute free cash flow conversion. The RSUs granted during the Transition Period vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued service.

The Committee intends to continue to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants.

On February 16, 2021, the Committee granted certain officers and employees an aggregate of approximately 0.2 million options to purchase shares of common stock, approximately 0.3 million PSUs and approximately 0.2 million RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 144,125 PSUs to Mr. Adams; 39,912 PSUs to Mr. Peterson; 43,859 options and 14,967 RSUs to Mr. Zaba; 6,984 PSUs and 4,657 RSUs to Mr. Powers; and 10,643 PSUs and 7,096 RSUs to Mr. Wehr. The Committee granted 100% of the long-term equity incentive award to Messrs. Adams and Peterson in PSUs to further align their compensation with the interests of stockholders and the attainment of performance-based metrics. The PSUs can be earned at levels between 0% and 200% based on the satisfaction of performance conditions during the fiscal 2021 to fiscal 2023 performance period (the “fiscal 2021 PSUs”). For the fiscal 2021 PSUs, 50% of the value of PSUs is based on goals related to absolute free cash flow conversion goals and 50% is based on goals related to return on invested capital (“ROIC”). The RSUs vest in three equal annual installments on the anniversary of the grant date, assuming continued service. Due to the expected spin-off of the PMC segment, Mr. Zaba was granted options that cliff vest after three years instead of PSUs.

See also the “Outstanding Equity Awards at December 31” table for information regarding outstanding equity awards and the performance of the PSUs granted in fiscal 2019 and fiscal 2020 as of the end of the Transition Period. For both the fiscal 2019 and fiscal 2020 PSUs, 50% of the value is based on goals related to absolute free cash flow conversion goals and 50% is based on goals related to return on invested capital (“ROIC”).    The PSUs may be earned at levels between 0% and 200% based on satisfaction of the performance conditions during the relevant performance period. The Committee used ROIC as a performance measure for the fiscal 2019 and fiscal 2020 PSUs to help ensure that our executives focus on effectively employing capital and creating stockholder value as well as to better align with the Company’s current growth strategy and absolute free cash flow conversion goals. The three-year performance periods for these awards were not adjusted in connection with the fiscal year change and end on March 31, 2021, and March 31, 2022, respectively.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Rexnord stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within a specified five-year window. Shares owned, performance shares once earned and vested in-the-money stock options are included in determining the executives’ level of ownership. As of the Record Date, nine of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Clawback Policy. Pursuant to the Company’s Executive Compensation Clawback Policy, if the Company is required to restate its financial results as a result of material non-compliance with financial reporting requirements, the Committee will review cash incentive compensation and equity-based compensation (“Incentive Compensation”) that was paid to the Company’s current and former executive officers based on the achievement of specific corporate financial goals during the period of the restatement. If any Incentive Compensation would have been lower had it been calculated based on the Company’s restated financial results, the Committee may, as and to the extent it deems appropriate, recover all or any portion of Incentive Compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of Incentive Compensation for up to three years preceding the date on which the Company is required to restate its financial results. In addition, the Company may take such other disciplinary action, including under other Company policies, against any executive officer whose misconduct led to the restatement as it deems necessary and appropriate, including termination of employment and/or appropriate legal action.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from engaging in any hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s common securities, such as zero-cost collars and forward sale contracts. Further, the Insider Trading Policy prohibits directors, officers and employees from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Rexnord Stock Fund.

Employment-related Agreements; Severance and Change in Control Arrangements; Other Benefits upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers in the United States, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. However, the Company has, from time to time, entered into employment agreements or letter agreements related to employment arrangements, including with its Chief Executive Officer and in connection with acquisitions or significant transactions, in order to retain key individuals. The Company entered into a new letter agreement with Mr. Adams regarding his continuing employment on December 13, 2018, to replace his former employment agreement.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Severance Plan provides potential benefits in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels for executive officers.

The Committee believes it is important to have employment-related letter agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The change in control provisions in the Executive Change in Control Plan utilize a “double trigger”

before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

For more information regarding the letter agreement with our CEO, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding unvested equity awards granted under the Performance Incentive Plan have a “double trigger” and do not immediately vest on a liquidity event, such as the Company being acquired, unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the legacy Rexnord Non-Union Pension Plan (the “Pension Plan”); however, none of the other Named Executive Officers participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation—including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation. The Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”) is intended to further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years, with certain exceptions for separation from service prior to the attainment of age 60 or upon death. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide executive officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, estate, tax and financial planning assistance (in the case of financial planning assistance, either paid for by the Company or reimbursed up to $15,000 per year) and moving, relocation and temporary housing expenses and reimbursements, when appropriate, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during the Transition Period, benefits to the Named Executive Officers included, varying on the particular executive officer, club dues, estate and financial planning assistance, and an automobile allowance or participation in an automobile leasing program.

Tax Considerations. As a result of Tax Reform, the performance-based compensation exception, which permitted deductibility for certain compensation over $1.0 million, was generally eliminated prospectively, subject to transitional provisions for compensation and grants awarded prior to November 2017.

While the Committee intends to be mindful of both the effects of the reduction of tax deductibility and the need for the Company to continue to offer competitive compensation notwithstanding Tax Reform, the Committee also expects to continue to include compensation keyed to the Company’s pay-for-performance philosophy as a significant portion of executive compensation. The Committee anticipates taking appropriate action to attempt to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during the Transition Period was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Transition Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Transition Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

David C. Longren

Robin A. Walker-Lee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our CEO, our CFO and the three executive officers who had the highest compensation of our other executive officers during the Transition Period (collectively, our “Named Executive Officers”). In the table below, the row labeled “TP” reports compensation for the Transition Period.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	TP	$579,808	—	$6,250,001	—	$1,354,395	$500,339	$44,516	$8,729,058
Chair, President and	2020	998,846	—	4,200,003	—	1,648,828	—	85,157	6,932,834
Chief Executive Officer	2019	960,385	—	2,887,501	$962,501	1,737,000	73,552	152,395	6,773,334
	2018	929,615	—	1,750,008	1,750,005	1,499,798	45,222	118,089	6,092,737

Mark W. Peterson	TP	323,077	—	1,750,008	—	424,512	26,885	21,174	2,545,655
Senior Vice President	2020	520,385	—	1,075,018	—	520,931	—	49,281	2,165,615
and Chief Financial Officer	2019	491,923	—	731,269	243,736	525,690	7,904	60,067	2,060,589
	2018	469,615	—	474,999	475,000	437,528	2,156	49,599	1,908,897

Kevin J. Zaba	TP	307,692	—	1,350,008	—	407,813	105,194	42,582	2,213,288
Group Executive, President –	2020	497,692	—	910,018	—	395,250	—	66,240	1,869,200
Process & Motion Control	2019	481,923	—	637,517	212,488	411,038	15,871	76,036	1,834,873
	2018	459,615	—	400,005	400,002	412,181	12,929	37,330	1,722,062

George J. Powers	TP	251,692	—	575,017	—	194,019	103,086	29,674	1,153,489
Chief Human Resources	2020	407,154	—	505,015	—	255,093	—	54,966	1,222,228
Officer	2019	395,154	—	375,007	124,995	277,741	10,737	72,917	1,256,551
	2018	381,923	—	237,499	237,500	267,123	10,680	51,636	1,186,361

Craig G. Wehr	TP	258,462	—	724,998	—	354,375	214,932	32,868	1,585,635
Group Executive, President –	2020	415,385	—	450,015	—	341,250	89,036	52,437	1,348,123
Zurn (7)

(1)

Salary reflects amounts actually paid during the Transition Period or fiscal year. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Cash payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” For information regarding payments under the MICP related to performance during the Transition Period, see “Compensation Discussion & Analysis—Transition Period Executive Compensation Components and Determinations—Transition Period Performance-Based Awards.”

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Transition Report.

Equity grants to the Named Executive Officers consisted of: PSUs (all Named Executive Officers) and RSUs (all Named Executive Officer except Mr. Adams) in the Transition Period; PSUs and RSUs in fiscal 2020;

PSUs, RSUs and stock options in fiscal 2019; and PSUs and stock options in fiscal 2018. The PSUs granted in the Transition Period vest on goals related to absolute free cash flow conversion. The fiscal 2020 and 2019 grants of PSUs vest based on goals related to ROIC and absolute free cash flow conversion. The fiscal 2018 grants of PSUs vested based on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion. PSUs are reported in column (e), “Stock Awards,” at target; participants can earn twice the number of PSUs granted for performance at maximum. The value of the Transition Period PSUs at the maximum performance level would be as follows for each individual who was a named executive officer for the Transition Period: Mr. Adams—$12,500,002; Mr. Peterson—$2,099,990; Mr. Zaba—$1,620,010; Mr. Powers—$690,010; and Mr. Wehr—$869,977. The value of the fiscal 2020 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2020: Mr. Adams—$5,040,000; Mr. Peterson—$1,290,000; Mr. Zaba—$1,092,000; Mr. Powers—$606,000; and Mr. Wehr—$540,000. The value of the fiscal 2019 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2019: Mr. Adams—$3,850,000; Mr. Peterson—$975,000; Mr. Zaba—$850,000; and Mr. Powers—$500,000. The value of the fiscal 2018 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2018: Mr. Adams—$3,500,016; Mr. Peterson—$950,000; Mr. Zaba—$800,010; and Mr. Powers—$474,998. Grants of RSUs and stock options are not subject to performance conditions.

The three-year performance period for the PSUs granted during fiscal 2018 concluded at the end of fiscal 2020. The PSUs vested and paid out at 180% of target value.

Please also see the “Grants of Plan-Based Awards in the Transition Period” table for further information about equity awards granted in the Transition Period, and the “Outstanding Equity Awards at December 31, 2020” table for information regarding all outstanding equity awards at the end of the Transition Period.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents earnings on the non-qualified Deferred Compensation Plan in those periods for each Named Executive Officer. Mr. Wehr is the only Named Executive Officer who participates in the Rexnord Pension Plan; as a result, for Mr. Wehr, the amount in column (h) also includes the increase in the actuarial present value of pension benefits under the Rexnord Pension Plan between periods. In fiscal 2020, these amounts were negative for the following Named Executive Officers: Mr. Adams—$(227,573); Mr. Peterson—$(4,914); Mr. Zaba—$(16,739); and Mr. Powers—$(43,288). In accordance with SEC rules and related guidance, since these amounts were negative for fiscal 2020, the amounts reported above for 2020 are $0 for each Named Executive Officer listed in the preceding sentence. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding the Pension Plan and the Deferred Compensation Plan.

(6)	The amounts in column (i) for the Transition Period include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate and Financial Planning ($)	Club Dues ($)	Total ($)
Todd A. Adams	TP	$473	—	$5,617	$24,556	$13,869	$44,516

Mark W. Peterson	TP	4,904	—	3,893	11,827	550	21,174

Kevin J. Zaba	TP	6,865	—	9,927	11,827	13,963	42,582

George J. Powers	TP	6,918	—	10,929	11,827	—	29,674

Craig G. Wehr	TP	5,873	—	11,889	11,827	3,280	32,868

(7)

Mr. Wehr has been the Group Executive, President—Zurn since 2013. However, since Mr. Wehr was not a Named Executive Officer based on his fiscal 2019 and 2018 compensation, in accordance with SEC rules, information for those fiscal years is not required to be presented.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in the specified periods. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in the Transition Period” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in the Transition Period. The “Outstanding Equity Awards at December 31, 2020” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their outstanding equity awards. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and period-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in the Transition Period

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the Transition Period.

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (5) ($)
Name	Award Type		Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	07/22/2020	$471,094	$942,188	$1,884,375	—	—	—	—	—	—	—
	PSUs(6)	05/04/2020	—	—	—	122,453	244,906	489,812	—	—	—	$6,250,001
Mark W. Peterson	MICP	07/22/2020	147,656	295,313	984,375	—	—	—	—	—	—	—
	PSUs(6)	05/04/2020	—	—	—	20,572	41,144	82,288	—	—	—	1,049,995
	RSUs(7)	05/04/2020	—	—	—	—	—	—	27,430	—	—	700,014
Kevin J. Zaba	MICP	07/22/2020	140,625	281,250	937,500	—	—	—	—	—	—	—
	PSUs(6)	05/04/2020	—	—	—	15,870	31,740	63,480	—	—	—	810,005
	RSUs(7)	05/04/2020	—	—	—	—	—	—	21,160	—	—	540,003
George J. Powers	MICP	07/22/2020	84,356	168,713	562,375	—	—	—	—	—	—	—
	PSUs(6)	05/04/2020	—	—	—	6,760	13,519	27,038	—	—	—	345,005
	RSUs(7)	05/04/2020	—	—	—	—	—	—	9,013	—	—	230,012
Craig G. Wehr	MICP	07/22/2020	118,125	236,250	787,500	—	—	—	—	—	—	—
	PSUs(6)	05/04/2020	—	—	—	8,523	17,045	34,090	—	—	—	434,988
	RSUs(7)	05/04/2020	—	—	—	—	—	—	11,364	—	—	290,009

(1)

Amounts reflect target incentive awards under the MICP for the Transition Period for each Named Executive Officer. Target incentive awards for the Transition Period were paid in cash. Actual cash amounts paid under the MICP for the Transition Period are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP. Unless there is a specific guaranty arrangement with a particular officer (none are currently in place), no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—Transition Period Executive Compensation Components and Determinations—Transition Period Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with the Compensation Committee determining each officer’s multiplier based on the individual’s performance.

(3)

Target represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary (which is multiplied by 75% since the Transition Period only consisted of nine months), excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For the Transition Period, the Committee set a limit of 250% of base salary on the maximum incentive opportunity with respect to the corporate (or respective business) financial performance-based portion of the incentive formula under the MICP for Mr. Adams and the other Named Executive Officers. The Committee believes that such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 15—Stock-Based Compensation to our audited consolidated financial statements included in our Transition Report.

(6)

Vesting of the PSUs is dependent on goals related to absolute free cash flow conversion during the period from April 1, 2020, through December 31, 2021. The PSUs have 100% cliff vesting after conclusion of the performance period, assuming continued employment, and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

(7)

The RSUs vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued employment.

*    *    *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—Transition Period Executive Compensation Components and Determinations—Transition Period Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the Named Executive Officers, the goals were based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. Vesting of the PSUs granted during the Transition Period is dependent on goals related to absolute free cash flow conversion during the period from April 1, 2020, through December 31, 2021. The awards do not vest and are forfeited if specified performance levels are not achieved. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after the conclusion of the performance period, assuming continued employment. The RSUs vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued employment. See “Compensation Discussion and Analysis—Transition Period Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at December 31, 2020

The following table presents information about Rexnord stock and option awards held by our Named Executive Officers that were outstanding at the end of the Transition Period.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams	05/20/2016	1,092,044	—	$19.70	05/20/2026	—	—	—	—
	05/19/2017	216,050	—	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	60,535	30,267	28.91	05/25/2028	—	—	—	—
	05/25/2018(5)	—	—	—	—	—	—	133,172	$5,258,962
	05/13/2019(6)	—	—	—	—	—	—	183,272	7,237,411
	05/04/2020(7)	—	—	—	—	—	—	489,812	19,342,676
	05/25/2018(8)	—	—	—	—	11,097	$438,221	—	—
	05/13/2019(8)	—	—	—	—	40,727	1,608,309	—	—

Mark W. Peterson	05/20/2016	98,284	—	19.70	05/20/2026	—	—	—	—
	05/19/2017	58,642	—	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	15,330	7,664	28.91	05/25/2028	—	—	—	—
	05/25/2018(5)	—	—	—	—	—	—	33,726	1,331,840
	05/13/2019(6)	—	—	—	—	—	—	46,910	1,852,476
	05/04/2020(7)	—	—	—	—	—	—	82,288	3,249,553
	05/25/2018(8)	—	—	—	—	2,810	110,967	—	—
	05/13/2019(8)	—	—	—	—	10,424	411,644	—	—
	05/04/2020(9)	—	—	—	—	27,430	1,083,211	—	—

Kevin J. Zaba	05/20/2016	61,904	—	19.70	05/20/2026	—	—	—	—
	05/19/2017	49,383	—	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	13,364	6,682	28.91	05/25/2028	—	—	—	—
	05/25/2018(5)	—	—	—	—	—	—	29,402	1,161,085
	05/13/2019(6)	—	—	—	—	—	—	39,710	1,568,148
	05/04/2020(7)	—	—	—	—	—	—	63,480	2,506,825
	05/25/2018(8)	—	—	—	—	2,450	96,751	—	—
	05/13/2019(8)	—	—	—	—	8,824	348,460	—	—
	05/04/2020(9)	—	—	—	—	21,160	835,608	—	—

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

George J. Powers	05/22/2015	27,840	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	49,142	—	19.70	05/20/2026	—	—	—	—
	05/19/2017	29,321	—	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	7,862	3,930	28.91	05/25/2028	—	—	—	—
	05/25/2018(5)	—	—	—	—	—	—	17,296	683,019
	05/13/2019(6)	—	—	—	—	—	—	22,036	870,202
	05/04/2020(7)	—	—	—	—	—	—	27,038	1,067,731
	05/25/2018(8)	—	—	—	—	1,441	56,905	—	—
	05/13/2019(8)	—	—	—	—	4,897	193,383	—	—
	05/04/2020(9)	—	—	—	—	9,013	355,923	—	—

Craig G. Wehr	09/03/2014	27,100	—	29.31	09/03/2024	—	—	—	—
	05/22/2015	30,702	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	46,412	—	19.70	05/20/2026	—	—	—	—
	05/19/2017	20,062	—	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	5,110	2,554	28.91	05/25/2028	—	—	—	—
	05/25/2018(5)	—	—	—	—	—	—	11,242	443,947
	05/13/2019(6)	—	—	—	—	—	—	19,636	775,426
	05/04/2020(7)	—	—	—	—	—	—	34,090	1,346,214
	05/25/2018(8)	—	—	—	—	937	37,002	—	—
	05/13/2019(8)	—	—	—	—	4,364	172,334	—	—
	05/04/2020(9)	—	—	—	—	11,364	448,764	—	—

(1)	All equity grants listed were made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $39.49 per share closing price of our common stock on the NYSE on December 31, 2020.

(4)	The original option grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(5)

Vesting of the PSUs granted in fiscal 2019 is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period (fiscal 2019 through March 31, 2021). The value of the award is shown at the maximum achievement level based on performance-to-date as of the end of the Transition Period.

(6)

Vesting of the PSUs granted in fiscal 2020 is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period (fiscal 2020 through March 31, 2022). The value of the award is shown at the maximum achievement level based on performance-to-date as of the end of the Transition Period.

(7)

Vesting of the PSUs granted in the Transition Period is dependent on goals related to absolute free cash flow conversion during the performance period from April 1, 2020, through December 31, 2021. The value of the award is shown at the maximum achievement level based on performance-to-date as of the end of the Transition Period.

(8)	The RSUs granted in fiscal 2019 and 2020 vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(9)

The RSUs granted in the Transition Period vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued employment.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards consisted of options, PSUs and RSUs granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis—Transition Period Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

Awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan.

Option Exercises and Stock Vested in the Transition Period

The following table sets forth information about option exercises and stock awards granted to the Named Executive Officers in prior fiscal years that vested in the Transition Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	937,000	$10,940,855	151,922	$3,871,399

Mark W. Peterson	75,574	469,692	36,586	928,557

Kevin J. Zaba	124,291	1,062,093	30,096	763,083

George J. Powers	500	6,865	19,707	501,535

Craig G. Wehr	45,000	575,590	13,506	343,800

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold. For shares that were held or not otherwise sold upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the average of the high and low trading prices of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the applicable vesting date for PSUs and RSUs.

Pension Benefits

The following table provides information on the benefits that are accrued under the legacy Rexnord Non-Union Pension Plan (the “Pension Plan”) in which Mr. Wehr participates. The Company’s other Named Executive Officers did not participate in any qualified or nonqualified defined-benefit Company pension plans as of December 31, 2020.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year (2) ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—

Mark W. Peterson	—	—	—	—

Kevin J. Zaba	—	—	—	—

George J. Powers	—	—	—	—

Craig G. Wehr (3)	Rexnord Non-Union Pension Plan	16.4	$771,795	—

(1)

The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the December 31, 2020 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retirement Benefits” and Note 16 – Retirement Benefits to our audited consolidated financial statements included in our Transition Report.

(2)	This column reports any payments during the Transition Period.

(3)

Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan in 2007 in connection with the Company’s acquisition of Zurn. The number of years of credited service is now frozen, but includes prior service with Jacuzzi and Zurn, as well as their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan; however, the other Named Executive Officers do not participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan, and predecessor plans, was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

The following table sets forth information related to the named executive officers’ participation in the Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(1)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$222,864	—	$500,339	—	$2,003,461

Mark W. Peterson	25,846	—	26,885	—	339,884

Kevin J. Zaba	59,288	—	105,194	—	435,292

George J. Powers	20,135	—	103,086	—	327,289

Craig G. Wehr	37,739	—	86,154	—	274,321

(1)	All amounts relate to the Transition Period.

(2)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$1,205,827; Mr. Peterson—$277,950; Mr. Zaba—$259,004; Mr. Powers—$193,679; and Mr. Wehr—$143,775.

Narrative to the Nonqualified Deferred Compensation Table

Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Deferred Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. If an Eligible Participant separates from service prior to the attainment of age 60, any distribution election will be disregarded and the Eligible Participant will receive a lump sum distribution after his or her separation from service. In any event, payments triggered by a separation from service will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

Employment-related Letter Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

On December 13, 2018, the Company entered into a letter agreement with Mr. Adams providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement provides for a three-year term through December 13, 2021, after which it will automatically renew for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. Under the terms of the Letter Agreement, severance and change in control benefits, which provide for longer benefits and restriction periods than for other executive officers, are payable under the Company’s Executive Severance Plan and its Executive Change in Control Plan. The Company does not currently have employment-related agreements with any of its other executive officers.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Change in Control Plan provides that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Severance Plan, in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period, as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	for the other Named Executive Officers, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (24 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each Named Executive Officer’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of any applicable restrictive covenant.

Termination in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Change in Control Plan, if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over an 24-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

for the other Named Executive Officers, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided, however, that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives;

•

unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (24 months in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; or the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location. In the case of Mr. Adams, good reason also includes the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; all Named Executive Officers would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; all unvested options and long-term incentive awards granted to Mr. Adams will vest and be exercisable; and for other executives, the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested long-term incentive grants will be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers or employees of Rexnord for two years and one year (two years in the case of Mr. Adams), respectively. In addition, the Named Executive Officers agree that they will not compete with Rexnord over a two-year period following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan. Vesting is also subject to any limitations in the plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the arrangements described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under Mr. Adams’ Letter Agreement, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2020, using the provisions of the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation (2) ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$1,354,395	$34,405,804	—	—	—	—	$35,760,199

Mark W. Peterson	424,512	—	—	—	—	—	424,512

Kevin J. Zaba	407,813	—	—	—	—	—	407,813

George J. Powers	194,019	—	—	—	—	—	194,019

Craig G. Wehr	354,375	—	—	—	—	—	354,375

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	3,364,395	—	—	$41,401	—	—	3,405,796

Mark W. Peterson	525,000	—	—	20,749	—	—	545,749

Kevin J. Zaba	500,000	—	—	20,749	—	—	520,749

George J. Powers	409,000	—	—	20,480	—	—	429,480

Craig G. Wehr	420,000	—	—	20,749	—	—	440,749

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	3,364,395	34,405,804	—	41,401	—	—	37,811,600

Mark W. Peterson	787,500	8,120,775	—	31,123	—	—	8,939,398

Kevin J. Zaba	750,000	6,587,572	—	31,123	—	—	7,368,695

George J. Powers	613,500	3,268,742	—	30,720	—	—	3,912,962

Craig G. Wehr	630,000	3,250,708	—	31,123	—	—	3,911,831

(1)

If within two years following a change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination. Unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria, such as PSUs, would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long- term incentives may not be subject to accelerated vesting; however, all unvested options and long-term incentive awards granted to Mr. Adams will vest in the event of his death or disability.

With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $39.49 per share closing price of the Company’s common stock on the NYSE on December 31, 2020. With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on the last trading day of the Transition Period. With respect to PSUs, the amount shown represents the value of the unvested PSUs at the greater of target or where actual performance was tracking as of the end of the Transition Period based on the closing price on the NYSE on the last trading day of the Transition Period. The amount does not include the value of any awards that have already vested at fiscal year end, even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(2)

Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above. All executive officers are eligible to participate in the Deferred Plan. Benefits under the Deferred Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for the Transition Period:

•	Median of annual compensation of all employees worldwide excluding the CEO – $52,634

•	Annual total compensation of the CEO – $8,729,058

•	Ratio of CEO annual total compensation to median employee compensation – 165:1

As a result of certain changes in the Company’s employee population during 2020, the Company prepared a new reasonable estimate of the median employee from a compensation perspective by collecting cash compensation (salary and cash bonuses) for the period from February 1, 2020, through October 31, 2020, for all employees worldwide who were employed by the Company as of October 31, 2020 (the “determination date”). For those employees compensated in foreign currencies, exchange rates at year-end were used to convert their compensation into U.S. dollars. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for the Transition Period in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation reported in the Summary Compensation Table for our CEO.

COMPENSATION AND RISK

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by Willis Towers Watson in fiscal 2018 and concluded that our programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee continues to monitor the impact of risk on the Company’s compensation programs and plans to engage Willis Towers Watson to conduct an updated comprehensive risk assessment in fiscal 2021 in light of our change in fiscal year end, recent modifications to our incentive program design and the continued evolution in competitive market practices. We continue to believe that several of our current practices effectively mitigate risk and promote performance.

As described in more detail above, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this balanced approach of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require publicly-traded companies like Rexnord to hold an advisory vote of their stockholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Rexnord discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Rexnord currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments and we have increased the emphasis on performance-based compensation in recent years through our MICP, a sub-plan of the Performance Incentive Plan, and through the awarding of PSUs and other equity awards. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board recommends that you vote “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In the Transition Period, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL 2021

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2021. In making its decision to reappoint E&Y for fiscal 2021, the Audit Committee considered the qualifications, performance and independence of E&Y and the audit engagement team, the quality of its discussions with E&Y and the fees charged for the services provided. E&Y has served as Rexnord’s, or its predecessor companies’, independent registered public accountant firm since 2002. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2021 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will be at the annual meeting to answer your questions and to make a statement if they so desire.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Rexnord’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During the Transition Period, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Crandall and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under the NYSE listing standards.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the Transition Period ended December 31, 2020, with Rexnord management;

•	discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Transition Report on Form 10-K for the Transition Period ended December 31, 2020. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Transition Report on Form 10-K and who approved this report:

Theodore D. Crandall (Chair)

Mark S. Bartlett

George C. Moore

AUDITORS

Fees and Services

Fees paid to E&Y for services for the Transition Period, fiscal 2020 and fiscal 2019 were as follows:

	Transition Period	2020	2019
Audit fees:	$2,517,000	$2,426,000	$2,371,000
Audit-related fees:	0	0	0
Tax fees:	491,000	1,093,000	600,000
All other fees:	0	0	0

The above amounts relate to services provided for the indicated periods, irrespective of when they were billed. Audit fees included services and expenses related to the Transition Period, fiscal 2020 and fiscal 2019 financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for fiscal 2021, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 16, 2021

A copy (without exhibits) of Rexnord’s Transition Report to the Securities and Exchange Commission on Form 10-K for the Transition Period ended December 31, 2020, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the March 8, 2021 Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Rexnord’s Investor Relations website at investors.rexnordcorporation.com.

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held Virtually At:

https://web.lumiagm.com/210483502 (password: rex2021)

on May 4, 2021, at 9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the internet this year. To attend the meeting via the internet, please visit https://web.lumiagm.com/210483502 (password: rex2021) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, annual report and proxy card are available at http://www.astproxyportal.com/ast/17558

i   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.   i

20430300000000000000 2	050421

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. The election of each of the following nominees as a director for a three-		FOR	AGAINST	ABSTAIN

   year term expiring in 2024 (except as marked to the contrary below):

                     NOMINEES:

☐ FOR ALL  NOMINEES      ¡ Todd A. Adams

                      ¡ Theodore D. Crandall

☐ WITHHOLD AUTHORITY   ¡ Rosemary M. Schooler

     FOR ALL NOMINEES      ¡ Robin A. Walker-Lee

☐ FOR ALL EXCEPT

     (See instructions below)

2.  Advisory vote to approve the compensation of Rexnord Corporation’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.

		☐	☐	☐
	3. Ratification of the selection of Ernst & Young LLP as Rexnord Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1, and “FOR” Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

0

REXNORD CORPORATION

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned as of the close of business on March 8, 2021, at the Annual Meeting of Stockholders to be held on May 4, 2021, at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1	14475